UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	November 28, 2007

Impac Mortgage Holdings, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

1-14100	33-0675505
(Commission File Number)	(IRS Employer Identification No.)

19500 Jamboree Road, Irvine, California	92612
(Address of Principal Executive Offices)	(Zip Code)

(949) 475-3600
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 28, 2007, Impac Mortgage Holdings, Inc. (the “Company”) received a notice from NYSE Regulation Inc. ( “NYSE Regulation”) that the Company was not in compliance with the New York Stock Exchange (“NYSE”) continued listing standard related to maintaining a consecutive thirty day average closing stock price of over $1.00 per common share. At November 27, 2007, the Company’s thirty day average price was $0.91 per common share and its absolute closing price was $0.69 per common share. Under NYSE rules, the Company has six months to bring its share price and average price back above $1.00, during which time the Company’s common and preferred stock will continue to be listed and traded on the NYSE, subject to ongoing reassessment by NYSE Regulation. Impac has notified  NYSE Regulation that it intends to submit plans within the required 10 day period to address the price deficiency.

If the share price and average price are not above $1.00 at the expiration of the six-month period, then NYSE Regulation will commence suspension and delisting procedures. In addition, even if such minimum price is achieved and maintained, there can be no assurance that the Company will be able to continue to meet the NYSE's other qualitative or quantitative listing standards for continued listing.

NYSE Regulation has informed that Company that it will continue to monitor share price levels and that it reserves the right to take more immediate listing action in the event that the stock trades at levels that are viewed as “abnormally low” on a sustained basis or based on other qualitative factors.

Beginning December 5, 2007, the NYSE will make available on its consolidated tape an indicator “.BC” to reflect that the Company is below the NYSE’s quantitative continued listing standards.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPAC MORTGAGE HOLDINGS, INC.

Date: December 4, 2007

	By:	/s/ Joseph R. Tomkinson
Name: Joseph R. Tomkinson
Title: Chief Executive Officer